United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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NAUTILUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Letter to Shareholders

As CEO, I am proud to be leading Nautilus Inc. through the most exciting time for our Company and in the fitness category since our founding in 1986. Over the last year, the world has been profoundly challenged, and our industry has seen an incredible evolution as our customers have adapted to the realities of the COVID-19 pandemic. We believe this has created a long-term fundamental shift in consumer behavior, which we believe will significantly enhance the home fitness market for years to come. The combination of long-term assets, progress we’ve made before and during the pandemic, and a recently launched transformative strategic direction has resulted in Nautilus being better positioned to be a leader in the home fitness category than any other time in our 35-year history. I could not be prouder of the team’s efforts, our results, and our long-term prospects.

Since I joined in the second half of 2019, our team has worked tirelessly to determine the right strategy needed to leverage our strengths and to build long-term relationships with our customers. Although 2020 was unique as the macro environment was challenged by the global pandemic, we fully capitalized on the opportunity as our customers pivoted towards at-home fitness. We accelerated our strategy with the launch of JRNY®, our new digital platform that elevates the fitness experience across all of our products. We created ambitious goals for 2020 that would lead us on the right path to prepare for our digital transformation, and I am proud of the considerable progress we have made over the past year.

2020 Goals Achieved

•Accelerate Connected Fitness through the Portfolio
◦We created an impressive roadmap and launched eight new connected fitness cardio products across three modalities, all with screens and JRNY® connectivity. This not only permits us to help more consumers reach their fitness goals on an ongoing long-term basis, but it also provides an important component of the installed base to more rapidly accelerate JRNY® membership growth.

•Find a Sustainable Model for Direct-to-Consumer
◦We evaluated our past direct-to-consumer strategy and activated a new plan to accelerate our return to profitable growth. This included pulling back on promotional spending and shifting our mindset to a “total media” approach, adding PR and social media strategies to more traditional paid media programs. As a result of our efforts, direct sales grew by 101% year-over-year.

•Drive Profitable Growth in Retail
◦We produced the best year ever in Retail with revenue growth of 95%, excluding sales related to the Octane brand, by strengthening partnerships with strategic accounts and onboarding new customers outside of the traditional sporting goods space. In the pandemic, more retailers began to carry fitness products, and we effectively managed supply and demand to develop and sustain long-term relationships.

•Strengthen the Balance Sheet
◦We secured $70 million in new debt financing and, combined with our strong financial performance, improved our ending cash position from $11 million to $94 million in 2020.

2020 Financial Highlights

Not only did the achievement of our 2020 goals enhance our digital transformation and prepare Nautilus for our new long-term strategy, but we also delivered tremendous performance for the year. Revenue grew 79% year-over-year, or 97% if we exclude sales related to the Octane brand. This growth was driven by strong demand for our strength and cardio products. We saw continued momentum in the connected-fitness bikes we introduced in late 2019, the Bowflex® C6 and Schwinn® IC4, and increased demand for the Bowflex® SelectTech® strength products. Importantly, we have seen a positive response to our new JRNY® powered Bowflex® connected-fitness products, including the award-winning VeloCore® bikes, new Treadmills, and new Max Trainers®. Further, our ability to balance outsized revenue growth with prudent cost management enabled us to deliver the highest level of operating income in 18 years.

“North Star Journey to 2026”: Our New Long-Term Strategy Unveiled

As part of our strategic evaluation, we made the decision to focus solely on home fitness, and therefore, sold our commercially focused Octane Fitness brand. We’ve also made focusing decisions relative to the role of each brand in our portfolio. In 2020, evolving the supply chain became mission critical and we worked to increase capacity of up to five times pre-pandemic levels to better meet elevated home fitness demand.

To continue the momentum we have achieved, we put in place a long-term strategy we call “North Star Journey to 2026.” This plan leverages our strengths of well-known brands, a broad portfolio of quality equipment and wide omnichannel distribution, while addressing the Company’s inherent weaknesses that the team and I diagnosed when I first arrived at Nautilus. This strategic direction was the result of a six-month process of analyzing data, forming insights, and ultimately committing to a sustainable plan that we are passionate about and expect will deliver value to our stakeholders over the long run. I hope you were able to attend our March 18, 2021, Investor Day roll-out of North Star. The webcast is still available in the investor relations section of our website. Here are the key elements of the strategy.

Five Strategic Pillars of Our North Star Strategy

1) Adopt a Consumer-First Mindset
◦We have restructured our approach to product development by gathering consumer input at the beginning of the process and testing marketing messages earlier in the development cycle to ensure our communications are driving an emotional connection with the consumer. We moved from a traditional product-led approach to a model focused on strength and cardio category management for Bowflex®, Schwinn® and JRNY®. We have better segmented our customers and are targeting new high-growth segments, including more displaced gym-goers. Moving forward, we will focus our product portfolio in the mid and premium tiers of each category.

2) Scale a Differentiated Digital Offering
◦A strong JRNY® platform will enable us to give our customers the best connected-fitness experience. Nautilus is delivering an amazing combination of high quality, innovative physical equipment with a digital platform that allows members to access a wide variety of hyper-personalized workouts. This includes coaching, immersive content and entertainment features at an incredible value. JRNY® creates a connected fitness experience, allowing end-users to both personalize how they want to work out and, through artificial intelligence, ensuring that each workout is unique and motivationally challenging. JRNY® is a platform that crosses product modalities and we have plans to scale it through our current and future customer base, as well as through partnerships.

3) Focus Investments on Core Businesses
◦We will be more disciplined about investments across brands, consumer segments, products and geographies, making fewer, bigger and bolder bets. This includes plans to have a more focused and deliberate portfolio, where every product within each brand will have a clearly identified reason for being, all centered on what the customer wants. International growth will also be a large opportunity and we have identified countries we believe represent the best profit pools.

4) Evolve Supply Chain to Be a Strategic Advantage
◦We plan to continue our progress to bring capacity more in line with the levels of elevated demand. Over the long term, we will work to create geographic diversity to reduce risk and transport times. We recently recruited a world-class supply chain leader to build upon our progress and take our supply chain capabilities to the next level.

5) Build Organizational Capabilities to Win
◦The most important piece of Nautilus’ strategic plan is unleashing the power of our team. The profound change in our digital transformation must be carefully sequenced and managed. This transformation requires existing skills to be leveraged and new capabilities to be built. Our leaders are passionate about personal development and know that our people are the foundation for achieving our North Star plan. We have a new mission, vision and values, and we recently hired a new Chief People Officer to help us evolve our organizational capabilities and talent management.

While our path forward represents the next phase for our Company, we remain committed to our heritage of delivering innovative products using hundreds of patents in our portfolio. Our broad distribution and incredible network of retail partners, combined with our direct-to-consumer roots, gives our customers a seamless omni-channel experience. Our people work at Nautilus because they love our industry and are guided by our mission to help people lead healthier lives. Our brands continue to be strong with high consumer awareness and award-winning modalities. Nautilus stands for high quality and good value. These attributes create a strong base that will allow us to continue to build our connected fitness platform and drive significant growth over the long term.

The future is bright for the “new” Nautilus. We believe we are now better positioned than ever before to build a clear competitive advantage through new customers, deeper retail relationships, and a stronger financial profile. This is in addition to cementing a new leadership team that will execute on our North Star plan, digitally transform the business and unlock sustainable long-term growth and profitability. We will leverage our brands, products, innovation, distribution and digital assets to build a healthier world, one person at a time.

On behalf of all of us at Nautilus, I thank you for your continued support at the most exciting time in our Company’s long history.

Onwards and upwards,

Jim Barr
Chief Executive Officer

NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nautilus, Inc.:

The annual meeting of shareholders of Nautilus, Inc. will be held on Wednesday, June 16, 2021, at 1:00 p.m. Pacific Daylight Time. With the health and well-being of our shareholders, employees, directors, auditors, and those corporate partners who normally attend the annual meeting in mind and to reduce costs and environmental impact, this year's annual meeting will be a completely virtual meeting and will be conducted via live webcast. You will not be able to attend the annual meeting in person. You will be able to participate in the annual meeting of shareholders online, vote and submit your questions during the meeting by visiting www.meetingcenter.io/276664349, for the following purposes:

1.	To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To approve the compensation of the named executive officers in a non-binding, advisory vote, as reported in this Proxy Statement;

3.	To ratify the Audit Committee's appointment of Grant Thornton LLP as our independent registered public accounting firm for the transition period ended March 31, 2021 and the fiscal year ending March 31, 2022; and

4.	To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only shareholders who held their shares at the close of business on April 16, 2021, the record date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to participate in the annual meeting. Whether or not you plan to participate in the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors,

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
April 29, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held On June 16, 2021:

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting and a 2020 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to Shareholders are available at http://www.nautilusinc.com. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices which identify visitors.

2021 ANNUAL MEETING OF SHAREHOLDER
PROXY STATEMENT

NAUTILUS, INC.
17750 S.E. 6th Way
Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors (the “Board”) is furnishing this Proxy Statement and the accompanying Annual Report to Shareholders, Notice of Annual Meeting and proxy card in connection with its solicitation of proxies for use at our 2021 annual meeting of shareholders (the “Annual Meeting”) or any adjournment thereof. The Annual Meeting will be held on Wednesday, June 16, 2021, beginning at 1:00 p.m., Pacific Daylight Time, online via live webcast at www.meetingcenter.io/276664349. The password for the meeting is NLS2021.

Our Board has designated the person named on the enclosed proxy card, Aina E. Konold, to serve as proxy in connection with the Annual Meeting. These proxy materials and the accompanying Annual Report to Shareholders are being mailed on or about April 29, 2021 to our shareholders of record as of April 16, 2021.

Participating in the Annual Meeting

We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person. A summary of the information you need to participate in the Annual Meeting online is provided below:

•Any shareholder may listen to the Annual Meeting and participate live via webcast at www.meetingcenter.io/276664349. The password for the meeting is NLS2021. The webcast will begin at 1:00 p.m. Pacific Daylight Time on Wednesday, June 16, 2021.

•Shareholders may vote and submit questions during the Annual Meeting via live webcast.

•To enter the meeting, please have your 15-digit control number which is available on your proxy card. If you do not have your 15-digit control number, you will be able to listen to the meeting only, you will not be able to vote or submit questions during the meeting.

•Instructions on how to connect to and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.meetingcenter.io/276664349.
How Do I Vote?

If you are a shareholder of record, there are several ways to vote:
•by participating in the Annual Meeting and voting according to the instructions posted at www.meetingcenter.io/276664349;
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by following the instructions on your proxy card for voting either online or by phone.
Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed below, if you are a street name shareholder, you may not vote your shares live during the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee

Can I attend the Annual Meeting in person?

With the health and well-being of our shareholders, employees, directors, auditors and those corporate partners who normally attend the annual meeting in mind, we will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the Annual Meeting in person. The webcast will start at 1:00 p.m. Pacific Daylight Time, on June 16, 2021. Shareholders may vote and submit questions while connected to the Annual Meeting on the Internet. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.meetingcenter.io/276664349. The password for the meeting is NLS2021.

What do I need in order to be able to participate in the Annual Meeting online?

You will need the 15-digit control number included on your proxy card in order to be able to vote your shares or submit questions during the meeting. Instructions on how to connect and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.meetingcenter.io/276664349. If you do not have your 15-digit control number, you will be able to listen to the meeting only, you will not be able to vote or submit questions during the meeting.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke any proxy you execute at any time prior to its use at the Annual Meeting by:
•    delivering written notice of revocation to our Secretary at the address provided on page 1 above; or
•    delivering an executed proxy bearing a later date to our Secretary at the address provided on page 1 above.

To revoke your proxy and vote during the Annual Meeting, follow the instructions posted at www.meetingcenter.io/276664349.

If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Record Date

Our Board has fixed the close of business on April 16, 2021 as the record date for determining which of our shareholders are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 30,576,289 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, online at the virtual meeting or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

Votes Required to Approve Each Proposal

If a quorum is present at the Annual Meeting:

(i) the six (6) nominees for the election of directors who receive the greatest number of votes cast by the shares present and voting online at the virtual meeting or by proxy will be elected as directors;

(ii) the proposal regarding the advisory vote on named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and

(iii) the ratification of the selection of the independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Counting of Votes; Abstentions

You may vote “FOR” or “WITHHOLD” authority to vote for the nominees for election as directors. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominees for election to the Board of Directors. If you vote to “WITHHOLD” authority to vote for the nominees for election as directors, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted as a vote cast on the proposal and will have no effect in determining whether a nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the proposals regarding the advisory vote on named executive officer compensation and the ratification of the selection of the independent registered public accounting firm. If you choose “ABSTAIN” from voting on a proposal, your shares represented will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast on the proposal and will have no effect in determining whether the proposal is approved.

Broker Discretionary Voting

If your shares are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice of Annual Meeting was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as “street name shareholders.”

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors and the advisory vote to approve named executive officer compensation), your broker cannot vote your shares if you have not given voting instructions.

A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted as votes cast for a proposal and will have no effect on the outcome of any proposal. Therefore, it is important that you provide specific voting instructions to your broker, bank or similar institution.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, FOR the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as set forth in the proxy statement and FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for the transition period ended March 31, 2021 and fiscal year ending March 31, 2022. If other matters come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Cost of Proxy Solicitation

We will bear all costs associated with the solicitation of proxies in connection with the Annual Meeting. We do not plan to hire a proxy solicitor, but, to the extent we choose to use proxy solicitor services, we will pay the related fees and expenses.

Procedures for Shareholder Proposals and Nominations

Under our amended and restated bylaws, as amended (“Bylaws”), nominations for directors at an annual meeting may be made only by (1) the Board or a committee of the Board, or (2) a shareholder entitled to vote who has delivered notice to us within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is: (1) specified in the notice of meeting (which includes shareholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8); (2) brought before the meeting by or at the direction of the Board; or (3) brought by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in the Bylaws) not less than 120 or more than 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in our proxy statement. A copy of the full text of our Bylaws may be obtained upon written request to our Secretary at the address provided on page 1 of this Proxy Statement.

To be timely for our 2022 annual meeting, we must receive the written notice at our principal executive offices not earlier than October 29, 2021 and not later than the close of business on December 29, 2021.

In the event that we hold our 2022 annual meeting more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a shareholder proposal that is intended to be included in our proxy statement for the 2022 annual meeting must be received no earlier than the close of business on the 120th day before our 2022 annual meeting of shareholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2022 annual meeting; or
•the 10th day following the day on which public announcement of the date of our 2022 annual meeting is first made.

Where can I find the results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K after they become available.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilusinc.com/investors, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

According to our Bylaws, our Board shall be comprised of not less than five (5) nor more than fifteen (15) directors, provided, however that the number may be otherwise set by resolution of our Board. The Board has fixed the authorized number of our directors at six (6).

At this Annual Meeting, our shareholders will elect a board consisting of six (6) directors to serve until our 2022 annual meeting or until their respective successors are elected and qualified. Our Board has nominated the individuals listed below to serve on our Board. All of the nominees are currently members of our Board. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, our Board may provide for a lesser number of directors or designate a substitute. If our Board designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six (6) nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

James “Jim” Barr, IV, 58, joined Nautilus, Inc. as Chief Executive Officer and Board Member in July 2019. He brings with him key capabilities of driving growth through people leadership, consumer-driven marketing, innovation and technology, as well as multiple successes transforming and growing large scale digital and multichannel businesses in diverse industries. Before joining Nautilus, Inc. Mr. Barr was Group President of Ritchie Bros., a global leader in the sales of used industrial equipment. Prior to that Mr. Barr held the position of EVP and Chief Digital Officer of OfficeMax where he led the transformation of its online and omnichannel experiences. In 2008, Mr. Barr was named the first President of Sears Holdings’ newly-formed Online Business Unit, where he developed and drove an omnichannel and online strategy that rapidly expanded the product assortment and growth. Mr. Barr’s foundational digital experiences came as an executive for 12 years in Microsoft’s online businesses as GM, Commerce Services, where he led Microsoft’s B2C ecommerce businesses, such as online shopping, classified advertising and auctions, as well as underlying technology platforms, and, before that was GM, MSN Business Development. Mr. Barr holds a B.S. from Miami University, and an M.B.A. in Finance from the University of Chicago Booth School of Business.

M. Carl Johnson, III, 72, joined our board in July 2010 and has been Chairman of the Board of Directors of Nautilus, Inc. since 2011 and served as interim Chief Executive Officer from February 2019 – July 2019. Mr. Johnson is a member of the Compensation Committee. He joined the Board of Directors of CHW Acquisition Corporation in March 2021. He joined the Board of Directors of Vespa Parent LLC (owner of Nonni’s Food Group) in October, 2018. In October 2015, Mr. Johnson retired as Executive Vice President, Marketing and Chief Growth Officer of Big Heart Pet Brands, a division of J.M. Smucker Company. In this role he had line and operating responsibility for the company’s widely distributed brands, and the innovation, marketing and creative services, consumer and customer insights, communications and government relations groups, and the company’s Canadian subsidiary. He joined Del Monte Foods, a privately-owned manufacturer and marketer of processed foods, and the predecessor of Big Heart Pet Brands, in November 2011 as Executive Vice President, Brands. From 2001 until April 2011, Mr. Johnson served as Senior Vice President and Chief Strategy Officer of the Campbell Soup Company, a producer of canned soups and related products, where he had direct responsibility for corporate strategy, research and development, quality, corporate marketing services, licensing, and e-business. Mr. Johnson joined Campbell from Kraft Foods, where he ran three successively larger business divisions. Earlier in his career, he held management positions at Colgate-Palmolive and Polaroid Corporation and served as head of the Consumer Goods consulting practice at Marketing Corporation of America. Mr. Johnson completed a 2016 Fellowship at Harvard University’s Advanced Leadership Initiative and a 2017 Fellowship at Stanford University’s Distinguished Careers Institute. Mr. Johnson serves as an executive committee member of the Agricultural Sustainability Institute, University of California, Davis. Mr. Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the Steering Committee of the Kilts Center for Marketing at the University of Chicago Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. Mr. Johnson is also a member of the Nutrition Round Table, Harvard T.H. Chan School of Public Health, Harvard University. Mr. Johnson earned his B.A. degree in Government and Economics from Wesleyan University, and his M.B.A. degree from the University of Chicago. Our Board has determined that Mr. Johnson has the requisite experience and expertise to be a director of Nautilus based on his consumer marketing expertise and strong background in corporate expansion strategy.

Richard A. Horn, 74, joined our Board in December 2007 was elected to our Board in December 2007. Mr. Horn is the Chairman of the Compensation Committee and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was general manager of the

PetsHotel Division of PetSmart, Inc., a company that provides products, services and solutions for the lifetime needs of pets, from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice President and General Merchandise Manager of PetSmart.com, Inc. and from July 1994 until December 1998, he was Vice President and General Merchandise Manager of PetSmart, Inc. From 1992 to 1994, Mr. Horn was Chief Financial Officer of Weisheimer Companies, Inc., a chain of retail pet supply stores. Mr. Horn was a partner at Coopers & Lybrand (now PricewaterhouseCoopers), an international public accounting and business consulting firm, from 1980 to 1992. Mr. Horn serves on the Board of Trustees of Saint Joseph’s Hospital and Medical Center and Saint Joseph’s Westgate Hospital in Phoenix, Arizona. He is also on the Board of Directors of the Fiesta Bowl where he served as its Treasurer. Mr. Horn graduated from Indiana University, Bloomington, with a B.S. in Accounting. Our Board has determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus. As a former retail merchandising and direct-marketing executive, former Chief Financial Officer and a former partner at Coopers & Lybrand, Mr. Horn brings particular expertise to our Board in the areas of direct marketing sales, consumer product merchandising and retail trade, service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

Patricia “Patty” M. Ross, 56, currently serves as Founder and Principal of PMR Consulting, LLC, a management consulting company, since March 2017. Ms. Ross joined the Board in March 2020 and currently serves as a member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. She is an accomplished Senior Executive who leverages her experience, leadership acuity, and definitive record, positioning her as a go-to global strategist in the consumer product industry. Ms. Ross most recently served Apple as an Executive Advisor for the People organization, where she delivered talent management, retention, inclusion, and diversity strategies across all US and global divisions since November 2019 (NASDAQ: AAPL). From 1992 to March 2017, Ms. Ross spent her career with Nike (NYSE: NKE), where she dedicated over 34 years in strategy, process re-engineering, operations, and general management roles. Including GM, Asia Pacific Equipment; Senior Director, Global Footwear; VP, Global Product Process Innovation, and finally a VP in Global Operations, Innovation & Technology. She is routinely trusted and relied upon to start up new divisions, functional units, and incubators, charged with implementing change, innovation, and growth. Her direct efforts led to millions of revenue dollars for Nike annually. In addition to her professional contributions at Nike, Ms. Ross gained a reputation for both innovative excellence and reliable execution by spearheading value initiatives such as the first e-commerce B2B website for retailers, Nike’s Product Creation Center of Excellence, Nike’s Workplace of the Future, and the Women of Nike Diversity Network. Ms. Ross holds a Bachelor of Applied Science degree in Marketing and Finance from Portland State University, a coaching certification in Executive Leadership Development from The Hudson Institute of Coaching, and an Advanced Management certificate in Business Administration and General Management from Harvard Business School. She is also a graduate of the Executive Education Program at Harvard Business School, where she focused on corporate boards, governance, operations, and management. In addition to growing and reshaping organizations as a strategic advisor and operations leader, Patty is also active in various professional boards and speaking engagements. Ms. Ross serves as a Board Member for MMC Corp, a provider of preconstruction and constructive services, since January 2020, and an Advisor to ThenWhat, Inc., a brand strategy and content creation agency, since February 2020, and Caterpillar, Inc. (NYSE: CAT), a manufacturer of construction and mining equipment, since March 2014. She is also an active member of the National Association of Corporate Boards (NACD), Athena Alliance, WomenExecs on Boards, and Women Corporate Directors (WCD), and the International Coaching Federation (ICD) where she is committed to the professional development of executives of all ages. Our Board has determined that Ms. Ross has the requisite experience to be a director of Nautilus. Ms. Ross brings to our Board a strong background in consumer products, corporate governance, talent development, and operations expertise to Nautilus.

Anne G. Saunders, 59, joined our Board in April 2012. Ms. Saunders is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Since November 2017, Ms. Saunders has been a non-executive director of the Swiss Water Process Decaffeinated Coffee Company (TSX:SWP), a global leader in natural process green coffee decaffeination, where she Chairs the Corporate Governance and of Compensation Committee. Since March 2019, Ms. Saunders has also served as a non-executive director for The WD-40 Company a global consumer products company with an icon brand. She Chairs the Compensation Committee, and also serves on the Nominating/Governance and Audit Committees. From April 2016 to January 2017, Ms. Saunders was U.S. President of NakedWines.com, a global wine company that uses crowdfunding to fund independent wine makers and direct ships wine to customers. From September 2014 to April 2016, Ms. Saunders was U.S. President of FTD, Inc. (NYSE:FTD), a global floral and gifting company. From August 2012 to January 2014, Ms. Saunders was President of Redbox, an entertainment company that is owned and operated by Coinstar, Inc. (NASDAQ:CSTR). From March 2009 until January 2012, Ms. Saunders was Executive Vice President and Chief Marketing Officer for Knowledge Universe, a privately-held early education company with over 1,600 schools nationwide. From February 2008 until March 2009, Ms. Saunders was Senior Vice President, Consumer Bank Executive and, from May 2007 until February 2008, she was Senior Vice President, Brand Executive, for Bank of America Corporation (NYSE:BAC). Between 2001 and 2007, Ms. Saunders held a variety of positions with Starbucks Coffee Co. (NASDAQ:SBUX), including Senior Vice President, Global Brand, during that company’s period of rapid domestic and international growth. Ms. Saunders has also held executive and senior management positions with eSociety, a B2B e-commerce company, AT&T Wireless and Young & Rubicam. Additionally, Ms. Saunders served, from 2006 until 2007, as a director for Blue Nile, Inc. (NASDAQ:NILE). She received a B.A. from Northwestern University and an M.B.A. from Fordham University. Our Board has determined that Ms. Saunders has the requisite experience to be a director of Nautilus. Ms. Saunders brings to our Board a strong background in marketing and building brands and provides Nautilus with additional expertise and understanding of the consumer marketplace.

Marvin G. Siegert, 72, joined our Board in August 2005. Mr. Siegert is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Siegert is currently retired but remains active by serving on company boards and pursuing private investments. From July of 2007 to September 2009 Mr. Siegert was employed by Hat World, Inc and Impact Sports, distributors of team apparel. Prior to that he was President of The Pyle Group, a private equity group, from December 1996 to July of 2007. Mr. Siegert previously worked at Rayovac Corporation, a manufacturer of batteries and lighting products. An employee from 1970 to December 1996, his most recent position was Senior Vice President and Chief Financial Officer. Mr. Siegert earned his Bachelor’s degree in Accounting from U.W. Whitewater in 1970 and a Master’s degree in Management from U.W. Madison in 1976. He completed an eight-week program at MIT for Senior Executives during the spring of 1993. Mr. Siegert received U.W. Whitewater’s Beta Alpha Psi Outstanding Alumnus Award in 1987. He was also inducted into U.W. Whitewater’s School of Business Hall of Fame in 1994. Mr. Siegert currently serves on the following Boards: Uniek, Inc., Nautilus,Inc. and NorthStar Education Services ,LLC. He is a past member of both the University of Wisconsin Madison Foundation and the the U.W.-Whitewater Foundation. He previously served on the Board of Directors for Greenwoods State Bank,The Pyle Group LLC, Rayovac Corporation, Hy Cite Corporation, Behrens Acquisition,Inc., Great Lakes Educational Loan Services,Inc. and Georgette Klinger, Inc. Mr. Siegert is also a past member of the Nakoma Golf Club Board,Edgewood High School’s Board of Trustees, Edgewood’s Athletic Board, National Association of Accountants, Planning Executives Institute, In Business Advisory Board, and West Metropolitan Business Association. He is an avid supporter of the U.W. Madison Athletic Program including membership in the Mendota Gridiron Club and The Overtime Club. Our Board has determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus. As a former President and Chief Operating Officer of a private equity investment group and former Chief Financial Officer of a privately-held global consumer products company, Mr. Siegert brings a particular expertise to our Board in the areas of consumer products, investor relations and financial strategies.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of Nautilus.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board oversees our overall performance on behalf of our shareholders. Members of our Board stay informed of our business through discussions with our Chief Executive Officer (“CEO”) and other members of our executive team, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Our Board is elected by our shareholders to govern our business and affairs. Our Board selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our Board acts as an advisor to senior management and monitors their performance. Our Board reviews strategies, financial objectives and operating plans. It also plans for management succession of our CEO, as well as other senior management positions, and oversees our compliance efforts. Throughout the COVID-19 pandemic we transitioned our workforce to remote work environment and at our distribution centers added safety measures and protocols were added to enhance the wellness of our employees.

Our Board has determined that each of Richard A. Horn, M. Carl Johnson, III, Patricia M. Ross, Anne G. Saunders and Marvin G. Siegert qualify as an “independent director” under our Corporate Governance Policies (available on our website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual (the “Listed Company Manual”) of the New York Stock Exchange (“NYSE”), and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. Our Board has further determined that each member of the Board's three committees meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rules 10A-3(b)(1) and 10C-1 under the Exchange Act related to independence of audit committee and compensation committee members, respectively.

Our Board met eight times in 2020 and all of our directors attended at least 75% of the meetings of our Board and of the meetings held by the committee(s) on which they served. Currently, we do not have a policy requiring our Board members' attendance at the annual shareholders meeting. All of our directors attended our 2020 annual shareholders meeting.

In order to promote open discussion among independent directors, our Board has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are generally led by our Chairman.

Transactions with Related Persons

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

Our Board has determined that the Audit Committee is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any related person transaction shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of our Board approve the transaction, or the transaction involves compensation approved by the Compensation Committee.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter our Code of Business Conduct and Ethics and our Corporate Governance Policies are available on our website located at www.nautilusinc.com. In addition, we will promptly deliver free of charge, upon request, a copy of the committee charters, Code of Business Conduct and Ethics and our Corporate Governance Policies to any shareholder requesting a copy. Requests should be sent to the Nautilus, Inc. Secretary at the address provided on page 1 of this Proxy Statement.

The Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and represents and assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by Nautilus, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal controls over financial reporting, (iv) our independent registered public accounting firm's qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:
•have the sole authority and responsibility to select, evaluate and, where appropriate, replace our independent registered public accounting firm;
•review and discuss with management and our independent registered public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in our Annual Report on Form 10-K under the section heading “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or public company exchange listing requirements;
•discuss polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;
•review the responsibilities, functions and performance of our internal audit function, including internal audit's charter, plans and budget and the scope and results of internal audits;
•review management's report on internal control over financial reporting and discuss with management and the independent registered public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and
•establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or violations of our code of conduct.

During 2020, the Audit Committee consisted of five independent directors: Marvin G. Siegert (Chairman), Richard A. Horn, Patricia M. Ross and Anne G. Saunders and Mr. Ronald P. Badie was a member until his retirement on May 1, 2020. Ms. Ross was appointed to the Audit Committee in March 2020. Each member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. In addition, our Board has determined that Messrs. Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of the Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and our Board has determined that Messrs. Horn and Siegert each qualify as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met four times during 2020.

A copy of the full text of the Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee
The Compensation Committee is responsible for overseeing the compensation of our employees, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of our executive officers. The Compensation Committee also administers our Amended and Restated 2015 Long-Term Incentive Plan (the "2015 LTIP").

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:
•periodically review our executive and director compensation plans in light of our goals and objectives with respect to such plans and, if the committee deems appropriate, adopt, or recommend to our Board the adoption of new, or the amendment of existing, executive compensation plans;
•annually evaluate the performance of our CEO and, with our CEO's participation and input, that of our other executive officers in light of the goals and objectives of our executive compensation plans. Based on this evaluation, the Compensation Committee shall determine and approve the CEO's compensation level and, with the CEO's participation and input, the compensation levels of our other executive officers;
•approve any equity compensation awarded to any of our executive officers, subject to the requirements of the applicable compensation plans; and
•with respect to SEC reporting requirements, review and discuss with management our compensation discussion and analysis, and oversee the preparation of, and approve, the Compensation Committee's report on executive compensation to be included in our proxy statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the committee. The Compensation Committee met six times during 2020. Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time the Compensation Committee has engaged compensation consultants to advise it on certain matters. See “Compensation Discussion and Analysis.”

A copy of the full text of the Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation
During 2020, the Compensation Committee was comprised of six independent directors: Richard A. Horn (Chairman), M. Carl Johnson III, Patricia M. Ross, Anne G. Saunders, Marvin G. Siegert and Ronald P. Badie. Ms. Ross was appointed to the Compensation Committee in March 2020. Mr. Badie was a member until his retirement on May 1, 2020. None of the members of the Compensation Committee have a relationship with Nautilus, other than as directors and shareholders. With the exception of Mr. Johnson's interim service, no member of the Compensation Committee is, or was formerly, an officer or an employee of Nautilus. None of our executive officers served, during the year ended December 31, 2020, as a member of the compensation committee or on the board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board.

The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:
•identify individuals qualified to become members of our Board and select director nominees to be presented for shareholder approval at our annual meeting of shareholders;
•review our Board's committee structure and recommend to the Board for its approval directors to serve as members of each committee;
•develop and recommend to our Board for its approval a set of corporate governance guidelines;
•develop and recommend to our Board for its approval an annual self-evaluation process of the Board and its committees; and
•review, on an annual basis, director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Corporate Governance Committee to consider their directorship recommendations should submit their recommendations in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Chairwoman of Nominating and Corporate Governance Committee. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the Nominating and Corporate Governance Committee.

Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers a candidate's quality of experience, our needs and the range of talent and experience represented on our Board. In evaluating particular candidates, the Nominating and Corporate Governance Committee will review the nominee's personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the shareholders. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities, as well as matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, both the Board and the Nominating and Corporate Governance Committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

During 2020, the Nominating and Corporate Governance Committee was comprised of up to five independent directors: Anne G. Saunders (Chairwoman), Richard A. Horn, Patricia M. Ross and Marvin G. Siegert. Mr. Ronald P. Badie was a member until his retirement on May 1, 2020. The Nominating and Corporate Governance Committee met four times during 2020.

A full copy of the Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board or to any individual director at the following address: Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.

Your communications should indicate that you are a shareholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed (or, if no director is specified, to the Chairman), attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Board Leadership Structure

Our Board has a majority of independent directors; five out of our six director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance committees each are composed solely of independent directors.

We separate the roles of Chairman of the Board and CEO in recognition of the differences between the two positions. Mr. Johnson, who acts as the Chairman, oversees our business broadly, leads the meetings of our Board, and provides guidance to our management. Our CEO is generally charged with oversight of the day-to-day operations of the business. We believe that consistency between day-to-day operations and the overall management is reached through the service of our CEO as a director, but the separation of the Chairman and CEO roles is important to achieve a balance of oversight that is favorable to us and our shareholders.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board's role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its committees providing oversight in connection with those efforts.

CORPORATE RESPONSIBILITY

At Nautilus, we are committed to a positive company culture that attracts and retains talent, engages with employees, and promotes wellness, while ensuring diversity, equity, and inclusion, for all employees.

Company culture
Aligning employees with North Star, our long-term strategic plan is critical to our success. As part of this launch, we created a new mission, vision, and set of values which were rolled out to all employees. We maintain and enhance our culture by conducting employee town halls, Final Fridays, Fireside Chats and other opportunities for open dialogue between the leadership team and employees. Our values that include caring deeply about our employees, partners, shareholders, and communities and we are committed to building a healthier world, one person at a time. We win together as a team and celebrate whenever possible. Our employee-led Culture Club, creates activities throughout the year that are focused on bringing together team members together to connect and celebrate. Through Nautilus Cares, employees have the opportunity to give back to the community, through such programs as Holiday Helper, Meals on Wheels, and other initiatives. These actions have resulted in us being identified as a Top Workplaces in the Oregon and SW Washington area for the last eight years. In addition, annualized voluntary turnover in 2020 was less than half the prior year.

Employee engagement and wellness
We place a large emphasis on employee engagement. Each year we conduct an employee engagement survey. The results and responses are reviewed, and initiatives are created to address areas of opportunities. This has included enhancements to internal communication, employee benefits and department processes. We believe in encouraging a healthy lifestyle for our customers and our employees. We foster a culture which supports all levels of wellness and offer a Road to Wellness passport program to help employees achieve their goals. In addition, we have a free on-site fitness center for employees and immediate family, discounts on fitness equipment, and the opportunity to participate in many company-sponsored fitness and community events throughout the year. Our employee-led Wellness Committee provides activities for all fitness levels. At the start of the COVID-19 pandemic, we transitioned our office workforce to remote work and added safety measures at all of our distribution center locations to protect our essential employees.

Diversity, Equity and Inclusion
We have been increasing our focus on diversity, equity, and inclusion through a series of key initiatives. Beginning in late 2019, we, added three women to our executive team. We also created an employee DEI committee to help guide the Company building and implementing plans that further our efforts to grow a diverse, equitable, and inclusive workforce. The Company introduced a floating paid day off to allow employees to volunteer with an organization or cause. We also added June 19th, “Juneteenth” as a company holiday. Other actions include a significant investment to a local organization that works to inspire and prepare underrepresented students to pursue science, technology, engineering, and math (STEM) majors in college and graduate school. While we are pleased with the progress we have made around these critical issues, we are committed to playing a larger role going forward.

DIRECTOR COMPENSATION

Nautilus has a Director Compensation Program that provides for compensation of the non-employee members of our Board. Director compensation consists of annual retainers, meeting fees, fees for service as a committee chair, and awards of equity compensation. Directors who are employees receive no additional or special remuneration for serving as directors.

Annual Retainer, Committee Chair and Meeting Fees
Under the Director Compensation Program, each non-employee director receives an annual retainer of $42,500 and a fee of $1,500 for attendance at each Board meeting. Our Board's Chairman receives an additional annual fee of $30,000. Each director serving on a committee of our Board receives an additional fee of $1,500 for attendance at each committee meeting. The Chair of the Audit Committee receives an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $5,000. We also reimburse non-employee director expenses for attending meetings of the board of directors.

Initial Equity Grant
Our Director Compensation Program provides that, upon initial election to our Board, each non-employee director may be granted an option to purchase up to 10,000 shares of Nautilus common stock. On May 5, 2020, Patricia M. Ross was granted an option to purchase up to 15,000 shares of Nautilus common stock due to the timing of her joining the Board in relationship to the 2020 Shareholder Meeting date. Such grant is reflected in the ‘Option Awards’ column of the Equity Award Outstanding at December 31, 2020 table below.

Annual Equity Grant
Upon each non-employee director's re-election to the Board in May 2020, they each received a grant of 17,460 shares of Nautilus restricted stock. Due to volatility in the price of Nautilus common stock, the number of shares of restricted stock granted to non-employee directors was determined by using a blended forty-five day moving average of the price of Nautilus common stock. The shares subject to the restricted stock awards are subject to forfeiture until vesting on the first anniversary of the grant date, subject to continued service of the director through such date.

2020 Director Compensation
	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Richard A. Horn	$80,504	$115,934	$196,438
M. Carl Johnson, III	96,504	115,934	212,438
Patricia M. Ross	55,878	115,934	171,812
Anne G. Saunders	80,504	115,934	196,438
Marvin G. Siegert	85,504	115,934	201,438
Ronald P. Badie (2)	29,168	—	29,168

(1) Stock award amounts reflect the aggregate grant date fair value of awards granted during 2020, based on a grant of 17,460 shares (derived from a blended forty-five day moving average of the price of Nautilus common stock). See Notes 1 and 18 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for information on determining the fair value of stock awards and other related information.

(2) Ronald P. Badie's term as a director ended on his retirement May 1, 2020.

Equity Awards Outstanding at December 31, 2020
	Unvested Stock Awards (# of Shares) (1)	Option Awards (# of Shares) (2)
Patricia M. Ross	17,460	15,000
Richard A. Horn	17,460	—
M. Carl Johnson, III	17,460	—
Anne G. Saunders	17,460	—
Marvin G. Siegert	17,460	—

(1) Stock awards vest on May 5, 2021.
(2) Stock options vested on March 9, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of March 31, 2021, by: 1) each director; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of 5% or more of our common stock as of the record date; and 4) all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

Name of Beneficial Owner	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (3)
Granahan Investment Management, Inc. (4)	3,597,568	11.8%
BlackRock, Inc. (5)	2,179,024	7.1%
Dimensional Fund Advisors LP (6)	1,722,888	5.6%
The Vanguard Group (7)	1,516,091	5.0%
Non-Employee Directors (1)
M. Carl Johnson, III (2) & (8)	138,262	*
Richard A. Horn (2)	79,077	*
Marvin G. Siegert (2)	64,077	*
Anne G. Saunders (2)	38,077	*
Patricia M. Ross (2) & (9)	32,460	*
Named Executive Officers (1)
James Barr, IV	283,417	*
Aina E. Konold	94,668	*
Christopher K. Quatrochi	43,636	*
Wayne M. Bolio	32,068	*
Becky L. Alseth	11,621	*
All Directors and Executive Officers as a Group (14 persons)	1,060,181	3.5%
* Less than 1%
(1) The address for each director and executive officer is c/o Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.
(2) Includes 17,460 shares issuable pursuant to stock awards that vest within 60 days of March 31, 2021.
(3) Percentages have been calculated based on 30,576,289 shares of our common stock issued and outstanding as of March 31, 2021. Shares which the person or group has the right to acquire within 60 days after March 31, 2021 are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(4) Information is based on the Schedule 13G filed on April 7, 2021 by Granahan Investment Management, Inc. (“Granahan”), an investment adviser. Granahan has sole dispositive power with respect to all shares and sole voting power with respect to 3,597,568 shares. The address of the foregoing entity is 404 Wyman Street, Suite 460, Waltham, MA 02451.
(5) Information is based on the Schedule 13G filed on February 2, 2021 by BlackRock, Inc., a parent holding company. BlackRock Inc. has sole dispositive power and sole voting power with respect to all shares reported. The address of the foregoing entity is 55 East 52nd Street, New York, NY 10055.
(6) Information is based on Schedule 13G filed on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional”), an investment adviser. Dimensional has sole dispositive power with respect to all shares and sole voting power with respect to 1,722,888 shares. The address of the foregoing entity is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7) Information is based on Schedule 13G filed on February 10, 2021 by The Vanguard Group (“Vanguard”), an investment adviser. Vanguard has shared dispositive power, sole dispositive power and shared voting power with respect to all shares reported. The address of the foregoing entity is 100 Vanguard Blvd., Malvern, PA 19355.
(8) Includes 5,000 shares held by The M. Carl Johnson III Trust Dated February 6, 1996, of which Mr. Johnson is a trustee.
(9) Includes 15,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of the date of this Proxy Statement, the positions they hold and the year in which they began serving as officers of Nautilus. Our Board appoints all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
James Barr, IV	58	Chief Executive Officer	2019
Aina E. Konold	52	Chief Financial Officer	2019
Garry R. Wiseman	44	Senior Vice President and Chief Digital Officer	2020
Becky L. Alseth	59	Chief Marketing Officer	2020
Ellen Raim	63	Chief People Officer	2021
John R. Goelz	50	Chief Supply Chain Officer	2021
Christopher K. Quatrochi	52	Senior Vice President, Innovation	2018
Wayne M. Bolio (1)	64	Senior Vice President, General Counsel	2003
Jay E. McGregor	65	Vice President, General Manager, Retail North America	2018
Jeffery L. Collins	54	Vice President, General Manager, International	2014

(1) Mr. Bolio will be retiring in May 2021.
Following are the biographies of the foregoing persons, except the biography of Mr. Barr, which is located above under the heading “Proposal No. 1: Election of Directors.”

Aina E. Konold was named Chief Financial Officer in December 2019 and leads the Finance, Strategy, Business Development, and IT Functions at Nautilus Inc. Ms. Konold has over 25 years of global retail, strategy, financial management, and operational experience, with a strong track record of driving growth and optimizing and scaling operating models. Prior to joining Nautilus, Inc., Ms. Konold held several executive level positions during her 20-year career with Gap, Inc., across financial planning and analysis, controllership, shared services, real estate strategy, and investor relations. Most recently, she was the founding CFO for Gap Inc. in China, where she led the business through its hyper growth phase and established a scalable business model in a constantly evolving marketplace, particularly in the areas of digital and e-commence. Ms. Konold holds a B.A. from Stanford University and began her career at PricewaterhouseCoopers.

Garry R. Wiseman was named Senior Vice President and Chief Digital Officer in October 2020, and in February 2021 assumed the leadership of the Direct to consumer segment. In his role at Nautilus, Inc., Mr. Wiseman oversees general management of the JRNY subscription business and the Direct segment and also coordinates software and digital initiatives to accelerate the Company’s ongoing digital transformation. Mr. Wiseman brings more 25 years of product and e-commerce capabilities, as well as expertise in designing and implementing high scale digital experiences at some of the world’s largest technology companies, including Microsoft, eBay, Salesforce and Dell. Prior to joining Nautilus, Inc., Mr. Wiseman served as Senior Vice President of Digital Customer Experience for Dell Technologies where he steered the company through a rapid digital transformation that led to significant year-over-year revenue increases and enhanced performance. Wiseman was responsible for Dell.com, the Dell Premier B2B marketplace, all offline sales systems and in-house commerce platforms, as well as leading product management, design, engineering, and content teams. Mr. Wiseman attended Wolverhampton University and has authored eight US patents.

Becky L. Alseth joined Nautilus, Inc. as Vice President of Marketing and Direct in March 2020, and in February 2021 was promoted to Chief Marketing Officer and transitioned her role of VP, Direct to Mr. Wiseman. In her role, Ms. Alseth leads global marketing for the Company. Prior to joining Nautilus, Ms. Alseth held senior marketing and branding positions at Fortune 500 companies including Avis Budget Group and The Clorox Company, as well as global giants, Diageo and Nestle, with repeat successes of growing market share, customer loyalty and brand equity. Most recently she oversaw marketing at Ritchie Bros. Auctioneers where she led efforts to position the company as a multi-channel innovator in asset disposition. A native of Montana, Becky holds a Bachelor of Science in Society & Technology from Montana Tech and her an M.B.A. from the University of Washington Foster School of Business in Seattle.

Ellen Raim was named Chief People Officer in March 2021. She oversees HR strategy and leads Nautilus, Inc.’s business growth through the lens of people. Her areas of focus are organizational design, change management, recruiting, succession planning, learning and development, diversity, equity and inclusion, organizational effectiveness, employee engagement, compensation and benefits, and employee relations. Prior to joining Nautilus, Inc. Ms. Raim was Senior Vice President, People and Culture, at Invoca, a software start-up, where she built the “people systems” to enhance and protect the culture as the company scaled. She began her career as a labor and employment attorney for a large multinational law firm, moved into Human Resources at Intel Corp. and held many positions there with worldwide scope. After Intel, she held roles as Vice President of Human Resources at several high-tech hardware companies. Ms. Raim holds a B.A. in Economics from Brown University, an M.A. in Organizational Design from Seattle University, a Masters in Behavioral Science from London School of Economics, and a J.D. from the University of Miami School of Law.

John R. Goelz was named Chief Supply Chain Officer in March 2021. With more than 20 years of global supply chain experience, Mr. Goelz oversees the global supply chain strategy by leading all management and operation aspects, including planning, sourcing, quality, distribution and logistics. Prior to joining Nautilus, Inc. Mr. Goelz was Vice President, Global Supply Chain at The Master Lock Company. There, and at Rockwell Automation, a manufacturer of integrated technologies, he held progressive levels of supply chain oversight, including all facets of manufacturing, procurement, logistics, and planning. John is an Army veteran and holds a bachelor’s degree in Business and Human Resource Management from Upper Iowa University, as well as an MBA from Marquette University in Milwaukee, Wisconsin.

Christopher K. Quatrochi was named Senior Vice President, Innovation in January 2018, and oversees all product development efforts across the Nautilus, Inc. family of brands in the Nautilus Innovation Center. Prior to joining Nautilus, Mr. Quatrochi was Group Vice President for Product Operations at Broan-Nutone, a manufacturer of residential use products, from 2015 to 2017, where he managed product development and marketing. Mr. Quatrochi has also held multiple positions with Whirlpool Corporation, a multinational manufacturer and marketer of home appliances, from 2007 to 2015, including roles as head of global product experience design and connectivity, global strategy and planning for refrigeration, global director for the kitchen category, and leadership over cost and quality management. Prior to Whirlpool, Mr. Quatrochi held the role of Chief Operating Officer for Access Communications in Chicago from 2002 to 2007, and Engagement Manager focusing on operational effectiveness at McKinsey and Company from 2000 to 2002. Mr. Quatrochi holds a B.A. in Electrical Engineering from Bradley University and an M.B.A. from Northwestern’s Kellogg School of Management.

Wayne M. Bolio assumed the position of Senior Vice President, Law and Human Resources in August 2011. He was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and was promoted to Senior Vice President, Law in January 2006. From 1997 to 2002, he served as the chief human resources officer for Consolidated Freightways, a major transportation company. Prior to that, he was employed by Southern Pacific Transportation Company as assistant general counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio holds a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Jay E. McGregor was named Vice President, General Manager, Retail North America in May 2018. In his current role, Mr. McGregor is responsible for the management and development of Retail Channel strategies and direction, along with management of the sales and marketing teams. Before joining Nautilus, Inc., Mr. McGregor was the Senior Vice President, Global Sales from 2017 to 2018 for Ergobaby Inc., the global market leader in the baby carrier category. Prior to Ergobaby, Mr. McGregor was the Vice President of Sales - Americas for Reef Sandals from 2014 to 2016. Mr. McGregor held various senior level sales and marketing positions in leading footwear and outdoor companies, including Adidas, Birkenstock USA, the Coleman Co., Gerber Legendary Blades, and Teva. Mr. McGregor holds a B.S. degree from Cal State University – Long Beach, as well as a Ryan Lifetime Teaching Credential (K-12) in Physical Education, Mathematics & Science, and attended the INSEAD Excellence in Leadership program in Fountainebleau, France.

Jeffery L. Collins originally joined Nautilus in August 2013 as Vice President, Retail Sales, and was named an officer in February 2014. In December 2017, Mr. Collins was named VP/GM of the International Channel. From November 2015 until December 2017, Mr. Collins was Vice President, General Manager, Retail, where he was responsible for the Channel’s strategy and direction, along with managing both the domestic and international Retail sales teams. Prior to joining Nautilus, Mr. Collins was the Senior Vice President, Large Retail Sales, for Oreck Corporation, a manufacturer of vacuum cleaners and air purifiers, from 2009 to 2013. Prior to Oreck, Mr. Collins held various senior sales and marketing positions in leading consumer goods companies, including Pepsico, Pepsi Bottling Group, Handleman Co., Dyson Ltd., and Techtronic Industries. Mr. Collins attended both Grand Valley State University and Western Michigan University.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

April 29, 2021

The Compensation Committee of the Board oversees Nautilus' compensation programs on the Board's behalf.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed with the SEC in connection with our 2021 Annual Meeting of Shareholders and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021.

Respectfully submitted,

Richard A. Horn, Chairman
Patricia M. Ross
Marvin G. Siegert
M. Carl Johnson III
Anne G. Saunders

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). Our NEOs for 2020 are our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2020, as follows:

Name	Position
James Barr, IV	Chief Executive Officer
Aina E. Konold	Chief Financial Officer
Becky L. Alseth (1)	Chief Marketing Officer
Wayne M. Bolio	Senior Vice President, General Counsel
Christopher K. Quatrochi	Senior Vice President, Innovation

(1) Ms. Alseth joined Nautilus on March 2, 2020.
Executive Summary

Overview

The executive compensation program is comprised of three primary elements:

•a base salary that is intended to provide a market-competitive base level of compensation;
•a cash-based short-term incentive program that rewards the achievement of explicit, measurable, company financial objectives in the areas of operating income and net revenue growth, as well as individual and company achievement of short- and long-term business objectives; and
•an equity-based long-term incentive program that rewards the achievement of sustained increases in shareholder value over the long term.

Our executive officers are eligible to participate in our other employee benefits programs on the same terms as our eligible non-executive employees. Nautilus does not provide any material executive perquisites. Unexercised stock options held by our executive officers expire 90 days following termination, which is the same term that applies to our non-executive employees.

Governance of Our Executive Compensation Program

The Compensation Committee (herein referred to as the “Committee”) has overall responsibility for the evaluation, approval and oversight of our compensation plans, policies and programs and the total direct compensation of our executive officers. The Committee has sole responsibility for determining our CEO’s compensation and for reviewing it with our Board. Our CEO provides recommendations to the Committee on compensation matters for our other executive officers. From time to time, the Committee seeks input from an independent compensation consultant who advises the Committee regarding executive compensation matters.

During 2020, Semler Brossy, LLC (“Semler Brossy”) was engaged by the Committee to advise it on executive compensation matters. All of the services that Semler Brossy performs for Nautilus are performed at the request of the Committee, are related to executive and/or director compensation, and are in support of decision making by the Committee.

The Committee considered Semler Brossy’s independence in light of SEC rules and New York Stock Exchange listing standards. The Committee reviewed a questionnaire completed by Semler Brossy addressing factors pertaining to the independence of Semler Brossy and the senior advisor involved in the engagement, including the following factors: (1) other services provided to us by Semler Brossy; (2) fees paid by us as a percentage of Semler Brossy's total revenue; (3) policies and procedures maintained by Semler Brossy that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Committee; (5) any company stock owned by Semler Brossy or the senior advisor; and (6) any business or personal relationships between our executive officers and Semler Brossy or the senior advisor. The Committee discussed these considerations and concluded that the work performed by Semler Brossy and Semler Brossy’s senior advisor involved in the engagement did not raise any conflict of interest. Semler Brossy reports directly to the Committee and supports the Committee by:

•providing information on executive compensation best practices and current trends;
•reviewing compensation-guiding principles and recommending assessment methodologies;
•conducting detailed executive compensation assessments, including development of appropriate peer group, and providing preliminary recommendations for executive compensation adjustments; and
•providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

•attracting, retaining and motivating executives critical to our financial stability and future success; and
•rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase shareholder value over time.

Consistent with these objectives, we offer our executive officers a mix of base salary, short-term incentive cash compensation, long-term equity-based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total compensation), we operate under the general philosophy of targeting a total compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’ total compensation opportunity as variable compensation. We do not believe the elements of our compensation program are structured so as to encourage excessive risk taking by any of our executives, but are part of an overall compensation and management philosophy designed to increase shareholder value over time.

Peer group data are used to compare our compensation program for executive officers with that of executives in comparable roles at peer group companies.

Based upon the selection criteria, which targeted high-end consumer products companies with annual revenues similar to Nautilus, the following companies were chosen for our peer group:

●	Acushnet Holdings Corp. (GOLF)	●	Lifetime Brands, Inc. (LCUT)
●	Bassett Furniture Industries, Inc. (BSET)	●	Malibu Boats, Inc. (MBUU)
●	Callaway Golf Co. (ELY)	●	Marine Products Corporation (MPX)
●	Ethan Allen Interiors Inc. (ETH)	●	MasterCraft (MCFT)
●	Flexsteel Industries, Inc. (FLXS)	●	Movado Group, Inc. (MOV)
●	Hooker Furniture Corporation (HOFT)	●	Vera Bradley, Inc. (VRA)
●	iRobot Corporation (IRBT)	●	ZAGG Inc. (ZAGG)
●	Johnson Outdoors Inc. (JOUT)
Peer group data for the aforementioned companies is supplemented by data from published relevant compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has not established a desired competitive position for target total compensation by any specific percentile range of our peer group. Individual levels of compensation are affected by the executive’s experience, performance and potential, as assessed by the Committee with input from the CEO. The Committee has considered the results of the advisory vote on executive compensation conducted during the 2020 annual meeting of shareholders, which resulted in majority vote percentage in support for the Committee's current executive compensation policies.

Base Salaries

Base salaries of our executive officers are intended to attract and retain executives, as part of the total compensation package, by providing a competitive base level of compensation. Base salaries are typically considered by the Compensation Committee on an annual basis, as well as in connection with the hiring of a new executive, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executive positions of comparable scope, duties and responsibilities.

In October 2020, the Board of Directors approved, upon recommendation of the Committee, an increase in the annual base salary of Aina Konold, to $385,000 and Christopher Quatrochi, to $325,000. In addition, the Board of Directors promoted Becky Alseth from Vice President, Marketing and Direct to Chief Marketing Officer. In connection with her promotion, Ms. Alseth received an increase in her annual base salary to $325,000.

Short-Term Incentive Program

Our short-term incentive program for 2020 is designed to compensate eligible employees based on the accomplishment against two measurable factors. The two factors include financial metrics and individual strategic goals, with each factor having a 50% weight towards an individual’s bonus target. Under the short-term incentive program, individual plan participants are eligible to receive incentive compensation in the form of cash bonuses based on a target percentage of their annual base salary. Individual bonus target amounts under the short-term incentive program remained unchanged in 2020.

The calculation for determining an individual executive’s incentive amount earned under the short-term incentive program is a product of: 1) the executive’s base salary; 2) the executive’s target bonus percentage; and 3) combined achievement against the Financial Factor and Individual Performance Factor. For 2020, the combined maximum payout allowed under the plan was 150% of target.

Individual Bonus Targets
Individual bonus targets established under our short-term incentive program for 2020 for our NEOs ranged from 50% to 100% of annual eligible wages, consisting of base salaries and payable up to a maximum of 150% of target, as follows:

Individual Bonus Target (% of eligible wages)
James Barr, IV	100%
Aina E. Konold	60%
Becky L. Alseth	50%
Wayne M. Bolio	50%
Christopher K. Quatrochi	50%

Corporate Financial Factor
We conduct our business in two segments, Direct and Retail. Our Direct business offers products directly to consumers primarily through our websites. Our Retail business offers our products through a network of independent companies to reach consumers in the home use markets in the U.S. and internationally. The Retail operating segment currently includes three Channels: mass retail, commercial & specialty retail, and international. The Direct operating segment is referred to as the direct Channel.

The Corporate Financial metric targets are comprised of Revenue and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). In addition to the Corporate Financial metrics, an individual responsible for a Channel may have Channel Financial metrics that are comprised of Channel Revenue and Channel Contribution. The Achievement against the Financial metrics can range from 30% to 200%, assuming established threshold levels are met. If the threshold is not met for a specific metric, achievement will be 0% for that metric. The Corporate Financial Factor is calculated on a calendar year basis for 2020. Each company financial goal is assigned a weighting. The 2020 Corporate Financial criteria and specific weightings were as follows:

Corporate Financial Criteria Weighting
Net Sales	EBITDA	Combined Corporate Financial Factor
20%	30%	50%

Individual Performance Factor
In addition to the corporate financial factor, individual performance objectives were established for each executive officer in the form of formal written strategic goals. Performance was measured against individual goals related to, for example, long-term strategic planning, cost optimization, market research, connected fitness, organizational transformation and product development milestones. Achievement against the individual performance factor could range from 0% to 50%.

2020 Short-Term Incentive Program Payments
For 2020 performance, our NEOs earned awards pursuant to the short-term incentive program based on achieving the following company performance metrics:

Corporate Financial Achievement
Net Sales	EBITDA	Combined Corporate Financial Factor
40%	60%	100%

Individual Performance Factor Achievement
James Barr, IV	50%
Aina E. Konold	50%
Becky L. Alseth	50%
Wayne M. Bolio	50%
Christopher K. Quatrochi	50%

Based on the achievement of the Corporate Financial Factor and Individual Performance Factor, our NEOs earned the maximum payout allowed under the plan, 150% of target.

Based on the level of goals achieved, the NEOs earned the following short-term incentive compensation related to 2020:

Incentive Amounts Earned
James Barr, IV	$825,000
Aina E. Konold	321,058
Becky L. Alseth	165,865
Wayne M. Bolio	198,750
Christopher K. Quatrochi	207,404

Long-Term Incentive Program

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to our long-term success as reflected in our stock price. Under our long-term incentive plan, the Committee may grant equity awards in the form of stock options, stock appreciation rights, restricted stock, performance stock units (“PSUs”) or time-vested restricted stock units (“RSUs”) to executive officers and other employees. Stock options have exercise prices equal to the fair market value of our common stock on the date of grant as defined by the plan. In granting these awards, the Committee may establish vesting conditions or other restrictions it deems appropriate.

New Hire Equity Grants
Our executive officers generally are provided an equity grant upon commencement of their employment. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive officer’s overall equity position is reviewed at the time of promotion and an additional grant may be considered at that time. An equity award was granted to Ms. Alseth in March 2020 upon her being hired as Vice President of Marketing and Direct. An additional equity award was granted to Ms. Alseth in October 2020 upon her promotion to Chief Marketing Officer. Equity awards granted were as follows:

Restricted Stock Units(1)
Becky L. Alseth (2)	25,000
Becky L. Alseth (3)	10,000

(1) RSUs vest in three equal annual installments on the anniversary of the grant date.
(2) RSUs awarded for new hire.
(3) RSUs awarded for promotion.

Equity Incentives

In 2020, Semler Brossy conducted a benchmark equity compensation analysis to assist the Committee in determining equity grants. The Committee approved a grant of equity compensation, which included a mix of RSUs and PSUs, both issued under our long-term incentive plan. The RSUs vest in three equal annual installments on the anniversary of the grant date, subject to the grantee's continuous employment through such date. The PSUs vest based on achievement of goals established for operating income growth as a percentage of net revenue and return on invested capital metrics over a three-year performance period. The actual number of shares issued under a PSU award is based on the level at which the financial goals are achieved and can range from a 60% minimum threshold to a maximum of 150%.

Equity awards granted to our NEOs in 2020 were as follows:

	Restricted Stock Units (1)	Performance Stock Units (2)
James Barr, IV	128,923	128,923
Aina E. Konold	—	—
Becky L. Alseth	69,184	17,092
Wayne M. Bolio	41,412	20,706
Christopher K. Quatrochi	36,235	18,118

(1) RSUs vest in three equal annual installments on the anniversary of the grant date. Shares granted to Ms. Alseth include her award upon hire to the position of Vice President of Marketing and Direct, as well as her award for her promotion to Chief Marketing Officer as described above under "New Hire Equity Grants."

(2) PSUs are subject to vesting based on achievement of specific financial targets for the three-year vesting term of the award. The actual number of PSUs vested can range from 0% to 150%, depending on the attainment of specific company performance goals.

Early 2021 Compensation Decisions

The Committee met in early 2021 to approve a one-time revision to the short-term incentive plan and long-term incentive plan due to our change in fiscal year-end. This one-time revision will cover our performance for January 1 through March 31, 2021. The Committee will meet in May to review and approve compensation decisions for fiscal year 2022 ending March 31, 2022.

Short-Term Incentive Plan
For the performance period of January 1 through March 31, 2021, the short-term incentive plan will focus on achievement of solely corporate financial goals. The financial goals are comprised of Revenue and EBITDA. The combined maximum payout allowed for this timeframe is 200% of target. Incentive targets for this specific timeframe are unchanged from the 2020 targets.

The Committee confirmed the following short-term incentive targets for January 1 through March 31, 2021, which will be applied towards eligible wages in the respective period:

Individual Bonus Target (% of eligible wages)
James Barr, IV	100%
Aina E. Konold	60%
Becky L. Alseth	50%
Wayne M. Bolio	50%
Christopher K. Quatrochi	50%

Long-Term Incentive Plan
In early 2021, the Committee approved RSU grants under our long-term incentive plan. These grants were a proration of typical annual grants, focused on the time period between our prior fiscal year-end and current fiscal year-end. These grants vest in three equal annual installments on the anniversary of the grant date, subject to the grantee's continuous employment through such date.

Equity awards granted to our NEOs in February 2021 were as follows:

Restricted Stock Units (1)
James Barr, IV	10,195
Aina E. Konold	3,568
Becky L. Alseth	2,636
Wayne M. Bolio	—
Christopher K. Quatrochi	2,636

(1) RSUs vest in three equal annual installments on the anniversary of the grants.
(2) Mr. Bolio will be retiring in May 2021 and, therefore, no 2021 awards were granted.

Perquisites and Other Benefits

Our executive officers are eligible to participate in our medical, dental, vision, flexible spending, health savings account, 401(k), life, disability, Employee Stock Purchase Plan, and wellness programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. No significant perquisites are provided to our executive officers.

Post-Employment Obligations

We believe that modest post-employment benefits are an important factor in maintaining the stability of our executive management team. We have separate severance arrangements with each of our currently-employed NEOs under their respective employment agreements. These documents outline the terms and conditions of the post-employment benefits. The agreements provide that, in the event of an involuntary termination of employment for reasons other than cause, Nautilus will pay severance of twelve months for Mr. Barr, nine months for Ms. Konold, six months for Mr. Bolio and Ms. Alseth, and four months for Mr. Quatrochi of the employee's base salary. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in our judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects our reputation; employee dishonesty related to his or her employment; violation of key company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to us; certain serious performance failures by the employee; and, death or disability of the employee. In addition, if the employee leaves for “good reason” (as such terms are defined in the applicable employment agreement), we may be obligated to pay separation benefits to the employee.

The agreements with our executives also provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled “Other Potential Post-Employment Payments” and related notes for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Severance payments are made in accordance with our normal payroll cycle over the severance period. Severance payments for our NEOs will cease in the event the employee obtains subsequent employment, within the salary continuation period, at a salary equal to the employee's salary at the time of termination. Severance payments will be reduced in the event the NEO obtains subsequent employment, within the salary continuation period, at a salary less than the employee's salary at the time of termination. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

The option awards exercised and stock awards vested during 2020 for our executive officers were not performance-based as described under Section 162(m) because the applicable performance criteria have not been specifically approved by the shareholders. In addition, base salary is not performance-based under Section 162(m), and therefore, would not be deductible to the extent the $1 million limit of Section 162(m) is exceeded. In 2020, a portion of the compensation paid to James Barr, IV and Aina E. Konold was not deductible.

Clawback Policy

Our Board of Directors has adopted an executive compensation clawback (“recoupment”) policy, which is a part of our Corporate Governance Policies. Under our recoupment policy, the Board must, in all appropriate circumstances, require an executive officer to reimburse the Company for any annual incentive payment or long-term incentive payment to the executive officer where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (ii) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Hedging Policy

The Company has adopted a policy prohibiting our executive officers and non-executive employees from engaging in short sales and transactions involving publicly-traded options. In addition, with limited exceptions, our executive officers are prohibited from holding Nautilus securities in margin accounts and from pledging Nautilus securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned by, awarded to or paid to our Named Executive Officers ("NEOs") serving as of December 31, 2020, for each of the three years ended December 31, 2018, 2019, 2020:

	Year	Salary	Bonus (1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
James Barr, IV	2020	$571,154	$825,000	$1,712,097	$—	$9,625	$3,117,876
Chief Executive Officer (5)	2019	211,539	—	1,173,321	531,405	455,419	2,371,684
	2018	—	—	—	—	—	—
Aina E. Konold	2020	370,192	321,058	—	—	109,810	801,060
Chief Financial Officer (6)	2019	5,385	—	694,800	—	100,000	800,185
	2018	—	—	—	—	—	—
Becky Alseth	2020	221,400	165,865	614,623	—	29,135	1,031,023
Chief Marketing Officer (7)	2019	—	—	—	—	—	—
	2018	—	—	—	—	—	—
Wayne M. Bolio	2020	275,192	225,250	412,464	—	5,376	918,282
Senior Vice President, General Counsel	2019	265,000	26,500	19,240	—	9,625	320,365
	2018	263,077	265,013	—	—	9,208	537,298
Christopher K. Quatrochi	2020	286,731	233,904	360,904	—	4,703	886,242
Senior Vice President, Innovation	2019	265,000	26,500	22,200	—	4,601	318,301
	2018	254,808	—	365,512	—	59,344	679,664

(1)  The amounts reported reflect cash bonus payments earned pursuant to the short-term incentive plan. Additionally, Mr. Bolio's and Mr. Quatrochi's amounts reflect the second installment of a cash bonus granted in early 2019 and earned in January 2020.

(2) The amounts reported reflect the aggregate grant date fair value of equity awards granted under our 2015 LTIP. For further information regarding our stock-based compensation, see Notes 1 and 18 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3) The amount reflects the aggregate grant date fair value of a stock option awarded to Mr. Barr upon his employment as Chief Executive Officer.
(4) The amounts reported in this column reflect employer paid 401(k) match and/or taxable fringe benefits. Additionally, Mr. Barr's 2019 amount includes a discretionary bonus of $275,000 as a sign-on bonus and $174,496 in relocation payments; Ms. Konold's 2020 and 2019 amounts each include a $100,000 installment of her sign-on bonus, which totaled $200,000; and Mr. Quatrochi's 2018 amount includes $20,025 sign-on bonus and $35,000 relocation bonus.

(5) Mr. Barr joined Nautilus on July 29, 2019.
(6) Ms. Konold joined Nautilus on December 10, 2019.
(7) Ms. Alseth joined Nautilus on March 2, 2020.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)
James Barr, IV		$137,500	$550,000	$825,000	—	—	—	$—
	5/5/2020	—	—	—	206,277	257,846	322,308	4,677,326
Aina E. Konold		53,510	214,038	312,058	—	—	—	—
Becky L. Alseth		27,644	110,577	165,865	—	—	—	—
	5/5/2020	—	—	—	44,439	51,276	59,822	930,147
Wayne M. Bolio		33,125	132,500	198,750	—	—	—	—
	5/5/2020	—	—	—	53,836	62,118	72,471	1,126,821
Christopher K Quatrochi		34,567	138,269	207,404	—	—	—	—
	5/5/2020	—	—	—	47,106	54,353	63,412	985,963

(1) Amounts reflect potential payments to our NEOs under our short-term incentive program for the year ended December 31, 2020. For amounts actually earned by our NEOs in 2020, see “Summary Compensation Table” located herein. Participation in the program is limited to those executives who are employed by us at the time the incentive payments are made. The threshold is calculated assuming the company financial factors are achieved at the minimum level, and the employee achieving an estimated lowest payout level at 10% for individual contribution. The target payout is calculated assuming the company financial factors are achieved at 100%, and the employee obtains 100% of the target payout level for individual contribution. The maximum payout is calculated assuming the company financial are achieved at the maximum level and the employee achieves 100% of the target payout level for individual contribution, which is the maximum. For further information regarding our short-term incentive program, see “Short-Term Incentive Program” located herein.

(2) Amounts reflect potential stock to be earned pursuant to RSU and PSU awards. The RSUs vest in three equal annual installments on the anniversary of the grant date, subject to grantee's continuous employment through such date. The PSUs vest based on achievement of goals established for growth in operating income as a percentage of net revenue and return on invested capital for a three-year performance period. The number of shares vesting under the PSU awards following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the PSU awards if minimum thresholds are achieved to a maximum of 150%. See Notes 1 and 18 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information.

(3) See Notes 1 and 18 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for detailed information regarding determining the fair value of stock-based awards and other relevant information.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding stock-based awards held by our NEOs as of December 31, 2020.

	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unearned Unexer-cised Options (#) Unexer-cisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James Barr, IV	7/29/2019 (2)	227,388	454,775	$1.79	7/29/2027	446,979	$8,108,199	—	$—
	5/5/2020	—	—	—	—	128,923	2,338,663	128,923	2,338,663
Aina E. Konold	12/10/2019 (5)	—	—	—	—	293,333	5,321,061	—	—
Becky L. Alseth	3/9/2020 (6)	—	—	—	—	25,000	453,500	—	—
	5/5/2020	—	—	—	—	34,184	620,098	17,092	310,049
	10/13/2020	—	—	—	—	10,000	181,400	—	—
Wayne M. Bolio	2/21/2018	—	—	—	—	13,362	242,387	8,908	161,591
	9/9/2019	—	—	—	—	6,500	117,910	—	—
	5/5/2020	—	—	—	—	41,412	751,214	20,706	375,607
Chris K. Quatrochi	1/10/2018	—	—	—	—	10,000	181,400	—	—
	2/21/2018	—	—	—	—	12,248	222,179	7,795	141,401
	9/9/2019	—	—	—	—	7,500	136,050	—	—
	5/5/2020	—	—	—	—	36,235	657,303	18,118	328,661

(1) Options granted under our 2015 LTIP and prior plans generally expire seven years from the date of grant. All options described in the table were granted under our 2015 LTIP.
(2) Option awards vest in three equal annual installments, beginning on the first anniversary of the grant date.
(3) RSUs vest in three equal annual installments on the anniversary of the grant date.
(4) PSU awards will be earned and vest if the applicable performance goal(s) have been achieved at the end of the three-year performance period.
(5) RSU inducement grants awarded on December 11, 2019 outside of our 2015 LTIP. Ms. Konold received an initial inducement grant of 200,000 RSUs, 66,667 vested in December 2020, and will receive a second inducement grant of 160,000 RSUs, each of which vest in three equal annual installments on the first three anniversaries of the grant dates in December and May, respectively.

(6) RSU inducement grant awarded on March 9, 2020 outside of our 2015 LTIP. Ms. Alseth received an initial inducement grant of 25,000 RSUs which vest in three equal annual installments on the first three anniversaries of the grant date in March.

Options Exercises and Stock Vested

The following table provides information about options exercised and stock awards vested for the NEOs during 2020.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James Barr IV	—	—	223,490	2,382,403
Aina E. Konold	—	—	66,667	1,134,006
Becky L. Alseth	—	—	—	—
Wayne M. Bolio	2,871	16,723	11,750	112,393
Christopher K. Quatrochi	—	—	7,500	111,450

(1) The market value realized was determined based on the NYSE closing price of our common stock on the date of exercise or the vesting date, as applicable.

CEO Pay Ratio

As mandated by the Dodd-Frank Act, Item 402(u) of Regulation S-K requires us to disclose the ratio of the compensation of our Chief Executive Officer to the total compensation of our median employee. Mr. Barr, our Chief Executive Officer, had 2020 annual total compensation of $3,117,876. Our median employee had 2020 annual total compensation of $78,848. As a result, the ratio of Mr. Barr's 2020 annual total compensation to our median employee’s 2020 annual total compensation was approximately 40 to 1.

Mr. Barr’s 2020 annual total compensation is reported in the Summary Compensation Table provided in this Proxy Statement and includes the dollar value of Mr. Barr’s base salary and bonus awards (cash and non-cash) under our short-term and long-term incentive plans. Consistent with the calculation of Mr. Barr’s 2020 annual total compensation, our median employee’s 2020 annual total compensation includes the dollar value of her or his wages plus overtime and bonus earned for the performance year 2020.

We chose December 31, 2020 as the date to identify our median employee. We identified our median employee using a cash compensation measure, consistently applied to all employees, that included each employee’s cash base salary or wages plus overtime and cash bonus paid under our short-term incentive plan(s). This measure consistently excluded non-cash compensation, such as equity awards, and also consistently excluded certain cash compensation, such as 401(k) matching contributions. In addition, wages and salaries were annualized for those employees that were not employed for the full year of 2020. In identifying our median employee, we included all employees worldwide, except those employees based in the Netherlands and Taiwan. Of our total global population of 411 employees, 11, or approximately 3%, are based in the Netherlands and Taiwan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Upon termination of employment by us without “cause” or if the NEO leaves for “good reason” (as such terms are defined in the NEO’s employment agreement), we may be obligated to pay separation benefits. For a description of such benefits, see “Compensation Discussion and Analysis - Post-Employment Obligations” above. Change in control means either: (1) the sale, liquidation or other disposition of all or substantially all of the Company's assets; a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; (2) any person or entity, including any “person” as such term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” as defined in the Exchange Act, of shares of the Company's Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; or (3) the election of a majority of Directors to the Board of Directors who are nominated by any person or entity other than the Board of Directors in existence as of the date of these agreements.

CHANGE IN CONTROL ARRANGEMENTS WITH OUR NEOs

Arrangements with Mr. Barr

Under his employment agreement dated July 29, 2019, Mr. Barr is eligible to receive severance payments and benefits upon a qualifying termination and in the event a change in control of our Company.

If Mr. Barr's employment is terminated without cause or he leaves for good reason or remains an employee of the Company at the time the change in control is consummated, he will be eligible to receive:
•Severance pay equal to twelve (12) months of his base salary in effect at the date of termination.
•Continued payment, at the Company's cost, of the Company portion of the current medical and dental coverage elected by Mr. Barr as of the date of termination for the duration of the severance period.
•Payment of the portion of his annual bonus prorated through the end of the month in which his employment ends to the extent of achievement of Company results and individual performance goals though that month.
•As a precondition to receipt of the severance benefits Mr. Barr acknowledges and understands that he must sign a separation and release agreement and he will not be entitled to receive any severance benefits until he executes and delivers the separation and release agreement, and the revocation period set forth in the separation and release agreement has expired.
•Accelerated vesting such that one hundred percent (100%) of his outstanding equity awards as of the date of termination shall immediately vest and stock options shall become exercisable for the duration of the option term without regard to any contingent vesting provisions set forth therein but otherwise in accordance with the plan and applicable stock units and option agreements.
•In the event a change in control of the Company occurs during his employment, if he remains an employee of the Company at the time the change in control is consummated, the Company shall accelerate vesting of his outstanding equity awards such that one hundred percent (100%) of his outstanding equity awards as of the date the change of control is consummated shall immediately vest and stock options shall become exercisable for the full option term without regard to any contingent vesting provisions set forth therein but otherwise in accordance with the plan and the applicable stock units and option agreements.

Arrangements with Ms. Konold

Under her employment agreement dated December 10, 2019, Ms. Konold is eligible to receive severance payments and benefits upon a qualifying termination and in the event a change in control of our Company.

If Ms. Konold's employment is terminated without cause or she leaves for good reason or remains an employee of the Company at the time the change in control is consummated, she will be eligible to receive:
•Severance pay equal to nine (9) months of her base salary in effect at the date of termination.
•Continued payment, at the Company's cost, of the Company portion of the current medical and dental coverage elected by Ms. Konold as of the date of termination for the duration of the severance period.
•As a precondition to receipt of the severance benefits Ms. Konold acknowledges and understands that she must sign a separation and release agreement and she will not be entitled to receive any severance benefits until she executes and delivers the separation and release agreement, and the revocation period set forth in the separation and release agreement has expired.

•In the event a change in control of the Company closes within ninety (90) days following a termination of her employment by the Company for a reason other than cause, death or disability or during her employment with the Company and she remains an employee of the Company at the time that the change in control closes, the vesting of her restricted stock units shall be accelerated, such that one hundred percent (100%) of such unvested restricted stock units shall become vested, immediately prior to the closing of the change in control.

Arrangements with Ms. Alseth

Under her employment agreement dated March 2, 2020, Ms. Alseth is eligible to receive severance payments and benefits upon a qualifying termination and in the event a change in control of our Company.

If Ms. Alseth's employment is terminated without cause or she leaves for good reason, she will be eligible to receive:
•Severance pay equal to six (6) months of her base salary in effect at the date of termination.
•Continued payment, at the Company's cost, of the Company portion of the current medical and dental coverage elected by Ms. Alseth as of the date of termination for the duration of the severance period.
•As a precondition to receipt of the severance benefits Ms. Alseth acknowledges and understands that she must sign a separation and release agreement and she will not be entitled to receive any severance benefits until she executes and delivers the separation and release agreement, and the revocation period set forth in the separation and release agreement has expired.
•In the event a change in control of the Company closes during her employment with the Company, if she remains an employee of the Company at the time that the change in control closes, the vesting of her restricted stock units shall be accelerated, such that one hundred percent (100%) of such unvested restricted stock units shall become vested, immediately prior to the closing of the change in control.

Arrangements with Mr. Bolio

Under his employment agreement dated September 21, 2007, Mr. Bolio is eligible to receive severance payments and benefits upon a qualifying termination and in the event a change in control of our Company.

If Mr. Bolio's employment is terminated without cause or he leaves for good reason, he will be eligible to receive:
•Severance pay equal to six (6) months of his base salary in effect at the date of termination.
•Continued payment, at the Company's cost, of the Company portion of the current medical and dental coverage elected by Mr. Bolio as of the date of termination for the duration of the severance period.
•As a precondition to receipt of the severance benefits provided in his agreement, Mr. Bolio acknowledges and understands that he must sign a waiver and release of claims agreement. Mr. Bolio understands that he will not be entitled to receive any benefits under his agreement until he executes and delivers the wavier and release of claims agreement, and the revocation period set forth in the waiver and release of claims agreement has expired.
•Restricted stock units shall vest in full in the event of a change in control.

Arrangements with Mr. Quatrochi

Under his employment agreement dated January 1, 2018, Mr. Quatrochi is eligible to receive severance payments and benefits upon a qualifying termination and in the event a change in control of our Company.

If Mr. Quatrochi's employment is terminated without cause or he leaves for good reason, he will be eligible to receive:
•Severance pay equal to four (4) months of his average monthly annual base salary in effect at the date of termination.
•Continued payment, at The Company's cost, of the Company portion of the current medical and dental coverage elected by Mr. Quatrochi as of the date of termination for the duration of the severance period.
•As a precondition to receipt of the severance benefits Mr. Quatrochi acknowledges and understands that he must sign a separation and release agreement and he will not be entitled to receive any severance benefits until he executes and delivers the separation and release agreement, and the revocation period set forth in the separation and release agreement has expired.
•Restricted stock units shall vest in full in the event of a change in control.

The following table sets forth information regarding amounts that would have been payable to our NEOs had their employment been terminated without cause effective and in the event of change of control the accelerated vesting of equity awards December 31, 2020:

	Salary Continuation or Severance(1)	Benefits or Perquisites(2)	Accelerated Vesting of Equity Awards ($)(3)
James Barr, IV	$550,000	$12,864	$12,374,437
Aina E. Konold	288,750	9,030	5,321,061
Becky L. Alseth	162,500	3,287	1,007,047
Wayne M. Bolio	132,500	6,432	1,648,709
Christopher K. Quatrochi	108,333	5,615	1,666,994

(1) Amounts that may be paid under the applicable employment agreement, assuming termination occurred on December 31, 2020.
(2) Per their individual employment agreements, all NEOs are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.

(3) The value of the accelerated vesting of outstanding and unvested equity awards has been calculated based on the closing market price of our common stock on December 31, 2020.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve, on a non-binding, advisory basis, a resolution approving our executive compensation as reported in this Proxy Statement. We currently conduct this non-binding vote to approve executive compensation annually, and the next non-binding vote to approve executive compensation will take place at the 2022 Annual Meeting of Shareholders.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation program is designed and operates, as well as the Summary Compensation Table and other related compensation tables, which provide additional information on the compensation of our named executive officers. The Board and the Compensation Committee believe that our executive compensation program has supported and contributed to our recent and long-term success and the creation of long-term shareholder value; and that these programs are effective in helping us attract and retain the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders.

In accordance with regulations issued under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following non-binding, advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to Nautilus' Named Executive Officers, as disclosed in the compensation tables and narrative discussion of the Proxy Statement for the 2021 Annual Meeting of Shareholders, is hereby APPROVED.

While this advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION
APPROVING NAUTILUS' NAMED EXECUTIVE OFFICERS' COMPENSATION.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS *

Our Audit Committee has reviewed and discussed with our management and KPMG LLP (“KPMG”) our audited consolidated financial statements and managements report on internal control over financial reporting for the year ended December 31, 2020. Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”

Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with KPMG its independence from us.

Based on the review and discussions referred to above, our Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2020 for filing with the U.S. SEC.

The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of Grant Thornton LLP as Nautilus' independent registered public accounting firm for the 3-month transition period ended March 31, 2021 and fiscal year ending March 31, 2022.

Respectfully Submitted,

Marvin G. Siegert, Chairman
Richard A. Horn
Patricia M. Ross
Anne G. Saunders

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent Nautilus specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE TRANSITION PERIOD ENDED MARCH 31, 2021 AND FISCAL YEAR END MARCH 31, 2022

The Audit Committee approved the decision to change accountants and appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements and internal controls over financial reporting for the transition period ended March 31, 2021 and the fiscal year ending March 31, 2022. Although we are not required to seek shareholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by shareholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

Grant Thornton has served as our independent registered public accounting firm since March 1, 2021. A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of Grant Thornton if the representative so desires, and the representative will be available to respond to appropriate shareholder questions.

We understand the need for Grant Thornton to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Grant Thornton, our Audit Committee has restricted the non-audit services that Grant Thornton may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor.” Under these policies, with Audit Committee pre-approval, we may use Grant Thornton for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; employee benefit plan audits; and reviews and procedures that we engage Grant Thornton to undertake to provide assurances on matters not required by laws or regulations.

We employed KPMG as our independent registered public accounting firm until KPMG was dismissed on March 1, 2021. KPMG's report on the financial statements for the past two years were unqualified opinions and contained no disagreements. The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the years ended December 31, 2020 and 2019, respectively, and fees billed for other services rendered by the firm during those periods.

Type of Fees	2020	2019
Audit Fees (1)	$830,640	$803,047
Tax Fees (2)	111,505	35,835
Audit-Related Fees (3)	—	—
All Other Fees(4)	—	—
Total	$942,145	$838,882

(1) Fees for the audit of our consolidated financial statements included in Annual Reports on Form 10-K, review of our condensed consolidated financial statements included in Quarterly Reports on Form10-Q and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Fees billed for tax compliance, tax advice and tax planning services rendered during the respective periods. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters, assistance with sales tax and assistance with tax audits.

(3) Audit-related fees includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(4) All other fees includes fees for services other than the services reported in audit fees, audit-related fees and tax fees.

All of the services performed by KPMG in 2020 and 2019 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our independent registered public accounting firm.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE'S APPOINTMENT OF GRANT THORNTON LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE TRANSITION PERIOD ENDED MARCH 31, 2021 AND FISCAL YEAR END MARCH 31, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers, directors and 10% shareholders, we believe that all Section 16(a) filing requirements attributable to Nautilus were timely made with respect to the year ended December 31, 2020; except due to administrative errors for each of Mr. Barr, Mr. Bolio, Mr. Collins, Mr. Johnson and Ms. Konold filed one Form 4 late relating to the vesting of their RSUs and the withholding of shares by the Company for taxes due upon vesting of their RSUs. Mr. Wiseman filed one Form 4 late relating to his RSU grants and shares withheld by the Company for tax withholding purposes. Mr. Collins had two additional late Form 4s relating to his sales of Company stock in May 2020 and August 2020.

CODE OF ETHICS

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Corporate Communications.

HOUSEHOLDING

In accordance with applicable regulations, we deliver a single Annual Report and Proxy Statement to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies promptly upon oral or written request. If you wish to receive separate copies in the future, please contact us at Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, or by phone at (360) 859-2900. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

OTHER MATTERS

As of the date of this Proxy Statement, the Board is not aware of any other matters that may come before the Annual Meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the Annual Meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2020. Written requests should be mailed to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Company Secretary.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
April 29, 2021

APPENDIX A

SAMPLE PROXY CARD

NAUTILUS Inc

VOTE

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MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2021 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends shareholders vote FOR all of the nominees listed, FOR Proposal 2 and FOR Proposal 3.

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1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - James Barr, IV	☐	☐	02 - Richard A. Horn	☐	☐	03 - M. Carl Johnson, III	☐	☐
04 - Patricia M. Ross	☐	☐	05 - Anne G. Saunders	☐	☐	06 - Marvin G. Siegert	☐	☐

Proposal	For	Against	Abstain
2. To adopt an advisory resolution approving Nautilus' executive compensation.	☐	☐	☐
3. Ratification of selection of Grant Thornton LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — NLS2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/NLS

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NLS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 16, 2021

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 29, 2021 and names, constitutes and appoints Aina E. Konold with full power of substitution, my true and lawful attorney and proxy for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 1:00 p.m. PST on June 16, 2021, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 16, 2021, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy, if no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR all of the nominees listed, FOR Proposal 2 and FOR Proposal 3.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our offices at **17750 SE 6th Way, Vancouver, Washington 98683**, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above attends the annual meeting and elects to vote electronically.

(Items to be voted appear on reverse side)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://www.nautilusinc.com/investors.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. ☐